EXHIBIT 99.1

WeTrade Group to Launch its Self-developed Global Payment System WTPay

BEIJING, Oct. 11, 2022 /PRNewswire/ -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), an emerging growth company engaged in the business of providing software-as-a-services (SAAS) and cloud intelligent systems for micro-businesses, today announced that the Company will launch its self-developed global payment tool, WTPay on or about October 14, 2022. Interested customers can sign up by sending email at WTPay@yueshang.co.

The team behind WTPay has years of solid industry experience in financial business and high level technology and service maturity. WTPay supports multiple methods of online payment, including Wechat Pay, Alipay, Visa, Master Card, local E-wallets and eight mainstream digital wallets in over 100 countries. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international account, global remittance and currency exchange. To help customers quickly realize global collection and payment business, the Company currently has entered into strategic cooperation framework agreements with four global leading payment companies including Lakala Japan co. Ltd, Flash Pay Technology Inc, PayCollective Pty Ltd and Gobal Plus Pay Inc.

The Company expects that WTPay's service will meet over 60% of the enterprise collection and payment needs in the world. The Company plans to start promotion and trial operation of WTPay in the United States, Singapore, Australia, the Philippines and Indonesia.

About WeTrade Group Inc.

WeTrade Group Inc. is a technical service provider of SAAS and Cloud Intelligent System for micro-businesses, and a pioneering internationalized system in the global micro-business cloud intelligence field and the leader, innovator and promoter of the world's cloud intelligent system for micro-businesses. WeTrade Group independently developed the cloud intelligent system for micro-businesses (Abbreviation: YCloud). YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system. As of today, YCloud's business has successfully landed in mainland China and Hong Kong, covering the micro business industry, tourism industry, hospitality industry, livestreaming and short video industry, aesthetic medical industry and traditional retail industry. For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.